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                              CONSULTING AGREEMENT

     This agreement ("Agreement") is made and entered into this 15th day of October, 2001 between Isonics Corporation, a California corporation (the "Company"), and Wells Investment Group ("WIG"). For good and valuable consideration (the sufficiency and receipt of which is hereby acknowledged) the Company and WIG hereto mutually agree and intend to be legally bound for themselves and their respective heirs, legal representatives, successors and assigns to the terms of this Agreement.

     1. PURPOSE. The Company hereby retains WIG on a non-exclusive basis during the term specified to render consulting advice to the Company relating to financial and similar matters, upon the terms and conditions as set forth herein.

     2. ENGAGEMENT PERIOD. This Agreement shall be effective for a period of four years commencing on the date first written above (the "Engagement Period"), provided however, that WIG may terminate this Agreement in accordance with
Section 8 herein.

COMPENSATION. The Company shall pay to WIG a fee of $15,00 plus 50,000 warrants exercisable at $1.50 per share. These warrants shall be issued and considered earned immediately upon acceptance of this contract. The warrants will have a cashless exercise provision, be non-cancelable and have a four year life. The first payment of $7,500 will be due immediately upon acceptance of this contract, and a second payment of $7,500 will be owed, but not due until three months from the date of this agreement or ten (10) days after Isonic's receives proceeds from a financing of at least $500,000. WIG may, in its discretion, distribute the warrants to its employees and/or consultants.

     The company grants piggy-back registration rights for the underlying shares and agrees to include the shares in an S-3 or other suitable form at the earliest possible time.

     3. DUTIES OF WIG. During the term of this Agreement, WIG will provide the Company with:

     A thorough analysis of the Company from the standpoint of a significant investor with particular attention to the future of the Company's SOI wafer and Si-28 product lines, the expected revenue and profit for the Company over a three year horizon, and the resource requirements to achieve these targets. It is the intent that such analysis shall become the basis of a due diligence study to be useful to a potential investor and a research report that could be issued by a brokerage firm;

     In connection with WIG providing the Consulting service to the Company, the Company shall provide WIG with any available information that WIG deems appropriate. The Company hereby acknowledges that WIG will be using and relying on some of said information without independent verification and that WIG assumes no responsibility for the accuracy and completeness of any information provided to it by the Company. Should the Company desire WIG to provide any further financial advisory services beyond what is contemplated hereby, the Company and WIG shall enter into an additional engagement letter to be executed by the parties hereto at the commencement of the additional financial advisory services to be rendered by WIG and WIG's compensation for such services shall be set forth therein.

     5. WIG'S RELATIONSHIPS WITH OTHERS. The Company acknowledges that WIG and its affiliates are

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in the business of providing financial services and consulting advice (of all types contemplated by this Agreement) to others. Nothing contained herein shall be construed to limit or restrict WIG in conducting such business with respect to others, or in rendering such advise to others.

     6. CONFIDENTIAL MATERIAL. In connection with the rendering of services hereunder, WIG has been or will be furnished with confidential information concerning the Company including, but not limited to, financial statements and information, cost and expense data, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources. Such information shall be deemed "Confidential Material" and, except as specifically provided herein, shall not be disclosed by WIG without prior written consent of the Company. In the event WIG is required by applicable law or legal process to disclose any of the Confidential Material, it is agreed that WIG will deliver to the Company prompt notice of such requirement prior to disclosure of same to permit the Company to seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order or receipt of written waiver, WIG is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, WIG may do so without liability hereunder provided that notice of such prospective disclosure is delivered to the Company prior to actual disclosure. Following the termination of this Agreement and a written request by the Company, WIG shall deliver to the Company all Confidential Material.

     7. WIG'S LIABILITY & INDEMNIFICATION OF WIG BY COMPANY. In the absence of gross negligence or willful misconduct on the part of WIG or WIG's material breach of this Agreement, WIG shall not be liable to the Company or to any officer, director, employee, agent, representative, stockholder or creditor of the Company for any action or omission of WIG or any of its officers, directors, employees, agents, representatives or stockholders in the course of, or in connection with, rendering or performing any services hereunder. Any such liability of WIG shall be limited to the aggregate fees received by WIG hereunder, which shall not include any liability for incidental, consequential or punitive damages. The Company agrees to indemnify WIG in accordance with the provisions of Annex A hereto, which is incorporated by reference in its entirety and made a part hereof.

     8. TERMINATION. This Agreement may be terminated at any time during the Engagement Period by WIG upon five (5) days prior written notice to the Company, in the event that WIG becomes aware of (i) any change in the business or operations of the Company which WIG reasonably believes may adversely affect WIG's ability to render the services contemplated hereunder, (ii) any misrepresentation by the Company with respect to the business operations, assets, condition (financial or otherwise), results of operations or prospects of the Company, or (iii) any breach by the Company of its obligations under this Agreement.

     This Agreement may be terminated by the Company for any reason upon five
(5) days prior written notice to WIG.

     In the event of termination, this Agreement shall become void, without liability on the part of WIG or its affiliates, directors, officers or stockholders and WIG shall be entitled to retain or receive compensation for services it has rendered, including payment for expenses it has incurred up to the date of such termination.

     9. EXPENSES. The Company shall reimburse WIG for any and all reasonable out-of-pocket expenses incurred in connection with services provided to the Company under this Agreement including, but not limited to travel, legal fees, printing, and other expenses, incurred in connection with WIG's

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providing the services stated or contemplated hereby. With the exception of out of pocket expenses, WIG will obtain the prior approval of the Company for expenses in excess of $1,000. WIG shall invoice Company on a monthly basis for all expenses but the Company shall not be obligated to pay WIG until ten (10) days after receipt of the proceeds from a financing of at least $500,000.

     12.  LIMITATION UPON THE USE OF ADVICE AND SERVICES.

     (a) No person or entity, other than the Company or any of its subsidiaries or directors or officers of each of the foregoing, shall be entitled to make use of or rely upon the advice of WIG to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior consent of WIG.

     (b) Use of the WIG's name in annual reports or any other report of the Company or releases by the Company require the prior written approval of WIG unless the Company is required by law to include WIG's name in such annual reports, other report or release of the Company, in which event the Company shall furnish WIG with copies of such annual reports or other reports or releases using WIG's name in advance of publication by the Company, its affiliates or assigns.

     13. DISCRETION. Nothing contained herein shall require the Company to enter into any transaction presented to it by WIG, which decision shall be at the Company's sole discretion.

     14. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     15.  MISCELLANEOUS.

     (a) Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at Isonics Corporation, 5906 McIntyre Street Golden, Colorado 80403, or if to WIG, addressed to it at Wells Investment Group, 100 Clocktower Place #130, Carmel, CA 93923. Such notice or other communication shall be deemed to be given on the date of receipt.

     (b) If WIG shall cease to do business, the provisions hereof relating to duties of WIG and compensation by the Company as it applies to WIG shall thereupon cease to be in effect, except for the Company's obligation of payment for services rendered prior thereto. This Agreement shall survive any merger of, acquisition of, or acquisition by WIG and after any such merger or acquisition shall be binding upon the Company and the corporation surviving such merger or acquisition.

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     (c)  This Agreement embodies the entire agreement and understanding between the Company and WIG and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party.

     (d) This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and WIG.

     (e) This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington, without giving effect to its conflict of laws provisions.

     (f) There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

     (g) The Company hereby acknowledges that WIG is not a fiduciary of the Company and that WIG makes no representations or warranties regarding Company's ability to consummate a transaction with Target or to secure financing, whether now or in the future.

     (h) This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective permitted successors, assigns and legal representatives.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.


                                        ISONICS CORPORATION


                                        By: /s/ James Alexander
                                           ----------------------------------
                                        Name: James Alexander
                                        Title: President


                                        WELLS INVESTMENT GROUP


                                        By: /s/ Larry J. Wells
                                           ----------------------------------
                                        Name: Larry J. Wells
                                        Title: President


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                                     ANNEX A
                                 INDEMNIFICATION

     Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that Wells Investment Group's ("WIG") role is advisory, (the "Company") agrees to indemnify and hold harmless WIG, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of WIG hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of WIG hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of WIG, settle compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not WIG or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of WIG and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

     The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and WIG on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to WIG with respect to WIG's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which WIG is engaged to render services bears to (ii) the fees paid to WIG in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by WIG pursuant to such engagement (excluding amounts received by WIG as reimbursement of the expenses).

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     The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with WIG's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

     The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter of WIG's engagement and (iv) whether or not WIG shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.



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